FOR IMMEDIATE RELEASE
July 12, 2006


                           ROMA FINANCIAL CORPORATION
                        COMPLETES MINORITY STOCK OFFERING
                              AND COMMENCES TRADING

Robbinsville,  New Jersey,  July 12, 2006 - Roma Financial  Corporation  (NASDAQ
GSM: ROMA) (the "Company"), the holding company of Roma Bank, announced today that it has completed its minority stock offering. A total of 9,819,562 shares were sold at $10.00 per share, including 811,750 shares purchased by the Roma Bank Employee Stock Ownership Plan, for gross proceeds of $98,195,620.

Roma Financial Corporation, MHC, which formerly owned 100% of the Company, now holds 69% of the currently outstanding shares of the Company's common stock. The shares sold in the offering represent 30% of the currently outstanding shares of the Company's common stock. Roma Financial Corporation contributed 327,318 shares, representing the remaining 1% of the currently outstanding shares of the Company's common stock, to Roma Bank Community Foundation.

Shares of the Company are expected to begin trading today, Wednesday, July 12th, on the NASDAQ Global Select Market under the symbol "ROMA."

The offering was oversubscribed by eligible account holders at Roma Bank as of December 31, 2004. Accordingly, eligible account holders will have valid orders filled in accordance with the allocation procedures set forth in the Company's plan of stock issuance. Supplemental eligible account holders as of March 31, 2006 will not have orders filled. If you are an eligible account holder and would like to confirm your allocation, please contact the stock offering center at (877) 227-5787. The stock offering center's hours are 10:00 a.m. to 4:00 p.m.

Sandler O'Neill & Partners, L.P. acted as financial advisor to the Company in connection with the offering and managed the subscription offering. Malizia Spidi & Fisch, PC acted as special counsel to the Company.

Roma Financial Corporation is the holding company for Roma Bank, which operates from its main office in Robbinsville, New Jersey, and seven branch offices located in Mercer and Burlington Counties, New Jersey. At March 31, 2006, the Company had total assets, deposits and stockholders' equity of $796.5 million, $641.0 million and $140.0 million, respectively.

The foregoing information contains forward-looking statements. The Company cautions that such statements are subject to a number of uncertainties. The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.